Exhibit 97

BROADWIND, INC.

POLICY ON RECOUPMENT

OF INCENTIVE-BASED COMPENSATION

(Effective August 9, 2023)

Introduction

The Board of Directors (the “Board”) of Broadwind, Inc. (the “Company”) believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy to further align management with the interests of stockholders over the long term. The Board has therefore adopted this policy (the “Policy”) to provide for the recoupment, return, repayment or forfeiture of certain executive compensation in the event of the Company is required to prepare an accounting restatement resulting from the Company’s material noncompliance with any financial reporting obligations under the federal securities laws (a “Restatement”) if (1) the payment or award was predicated upon achieving certain financial results that were subsequently the subject of the Restatement and (2) a lower payment or award would have been made to the Covered Executive (as defined below) based upon the restated financial results. For the avoidance of doubt, this Policy constitutes the “clawback policy” for purposes of the Company’s 2015 Equity Incentive Plan, as amended and restated effective April 23, 2019 (as amended, restated, modified or supplemented from time to time, the “Incentive Plan”), and the awards issued pursuant thereto, and any successor or similar plan. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”) or any other national securities exchange on which the Company’s securities are listed.

Administration

This Policy shall be administered by the Compensation Committee of the Board (the “Compensation Committee”). Any determinations made by the Compensation Committee shall be final and binding on all affected individuals.

Covered Executives

This Policy applies to (i) the Company’s current and former executive officers, as determined by the Compensation Committee in accordance with Section 10D of the Exchange Act, Rule 10D-1 thereunder and the listing standards of Nasdaq or any other national securities exchange on which the Company’s securities are listed (i.e., the Company’s Section 16 officers), and (ii) such other senior executives and employees who may from time to time be deemed subject to this Policy by the Compensation Committee (each, a “Covered Executive” and collectively, “Covered Executives”).

Recoupment; Accounting Restatement

In the event the Company is required to prepare a Restatement, the Compensation Committee will require prompt reimbursement or forfeiture of any excess Incentive-Based Compensation (as defined below) received by any Covered Executive during the three (3) completed fiscal years immediately preceding the date on which the Company is required to prepare a Restatement, in addition to any transition period (that results from any change in the Company’s fiscal year) within or immediately following such three (3) completed fiscal years (the “Recoupment Amount”). The Recoupment Amount shall be computed without regard to any taxes paid by the Covered Executive with respect to such Incentive-Based Compensation. Incentive-Based Compensation is deemed received in the Company’s fiscal period during which the Financial Reporting Measure (as defined below) specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

Incentive-Based Compensation

For purposes of this Policy, “Incentive-Based Compensation” means any of the following compensation or other forms of compensation; provided that, such compensation is granted, earned or vested based wholly or in part upon the attainment of a “Financial Reporting Measure”:

●	Annual bonuses and other short- and long-term cash incentives;
●	Restricted stock;
●	Restricted stock units;
●	Performance awards;
●	Performance shares;
●	Performance share units;
●	Stock options (including incentive stock options and nonqualified stock options to the extent performance based);
●	Stock appreciation rights (“SARs”);
●	Free-standing SARs;
●	Tandem SARs; and
●	Substitute awards.

For the avoidance of doubt, Incentive-Based Compensation does not include awards that are granted, earned and vested without regard to attainment of Financial Reporting Measures, such as time-vesting awards, discretionary awards and awards based wholly on subjective standards, strategic measures or operational measures.

A “Financial Reporting Measure” is a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, including any measure that is derived wholly or in part from such measure, including, but not limited to:

●	Company stock price;
●	Earnings measures such as earnings per share;
●	Total shareholder return (“TSR”) and relative TSR;
●	Revenues;
●	Net income;
●	Earnings before interest, taxes, depreciation, and amortization (“EBITDA”)
●	EBITDA;
●	Funds from operations;
●	Liquidity measures such as working capital;
●	Return measures such as return on invested capital or return on assets; and
●	Such other financial performance criteria as defined and set forth in the Incentive Plan or any successor plan.

Excess Incentive-Based Compensation: Amount Subject to Recovery

The amount to be recovered under this Policy will be the excess of the Incentive-Based Compensation paid to the Covered Executive based on the erroneous data over the Incentive-Based Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Compensation Committee.

If the Compensation Committee cannot determine the amount of excess Incentive-Based Compensation received by the Covered Executive directly from the information in the Restatement, then it will make its determination based on a reasonable estimate of the effect of such Restatement.

Method of Recoupment

The Compensation Committee will determine, in its sole discretion, the method for recouping Incentive-Based Compensation hereunder which may include, without limitation:

(a) requiring reimbursement of cash Incentive-Based Compensation previously paid;

(b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;

(c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;

(d) cancelling outstanding vested or unvested equity awards; and/or

(e) taking any other remedial and recovery action permitted by law, as determined by the Compensation Committee.

No Indemnification

The Company shall not indemnify any Covered Executive against the loss of any incorrectly awarded Incentive-Based Compensation.

Interpretation

The Compensation Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission, Nasdaq or any national securities exchange on which the Company’s securities are listed (collectively, the “Applicable Rules”).

Effective Date

This Policy shall be effective as of the date first set forth above (the “Effective Date”) and shall apply to any Incentive-Based Compensation that is approved, awarded or granted to Covered Executives, whether prior to, on, or after the Effective Date, subject in all respects to the terms and condition of this Policy, including with respect to recoupment.

Amendment; Termination; Applicable Rules

The Compensation Committee may amend or terminate this Policy from time to time in its discretion. This Policy shall be interpreted in a manner that is consistent with any Applicable Rule and shall otherwise be interpreted (including in the determination of amounts recoverable) in the business judgment of the Compensation Committee. To the extent the Applicable Rules require recovery of Incentive-Based Compensation in additional circumstances beyond those specified in this Policy, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover Incentive-Based Compensation to the fullest extent required by the Applicable Rules. This Policy shall be deemed to be automatically amended, as of the date the Applicable Rules become effective with respect to the Company, to the extent required for this Policy to comply with the Applicable Rules.

Other Recoupment Rights

The Compensation Committee intends that this Policy will be applied to the fullest extent of the law. The Compensation Committee may require that any employment agreement, equity award agreement, restricted stock unit award agreement, performance award agreement or other similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity incentive plan, equity award agreement, restricted stock unit award agreement, performance award agreement or other similar agreement and any other legal remedies available to the Company. In addition, the exercise by the Compensation Committee of any rights pursuant to this Policy shall be without prejudice to any other rights that the Company may have with respect to any executive officer subject to this Policy.

Impracticability

The Compensation Committee shall recover any excess Incentive-Based Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Compensation Committee in accordance with the Applicable Rules.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.